Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-124601), of KapStone Paper and Packaging Corporation (“KapStone”), in the related prospectus and in the Registration Statement (Form S-8 No. 333-141916) pertaining to the Amended and Restated 2006 Incentive Plan of KapStone and in Registration Statement (Form S-8 No. 333-163667) pertaining to the 2009 Employee Stock Purchase Plan of KapStone of our report dated March 22, 2011 relating to the consolidated financial statements of U.S. Corrugated, Inc. and Subsidiaries for the fiscal years ended January 1, 2011 and January 2, 2010, which appears in this Current Report on Form 8-K/A of KapStone dated January 12, 2012.

/s/	BDO USA, LLP
BDO USA, LLP
Woodbridge, New Jersey
January 12, 2012